Exhibit 99.1

             ASTORIA FINANCIAL CORPORATION ANNOUNCES 21% INCREASE IN
                           FIRST QUARTER EPS TO $0.57

          Quarterly Cash Dividend of $0.20 Per Common Share Declared

    LAKE SUCCESS, N.Y., April 21 /PRNewswire-FirstCall/ -- Astoria Financial Corporation (NYSE: AF) ("Astoria"), the holding company for Astoria Federal Savings and Loan Association ("Astoria Federal"), today reported net income increased to $59.5 million, or $0.57 diluted earnings per share ("EPS"), for the quarter ended March 31, 2005, up 11% and 21%, respectively, from $53.4 million, or $0.47 diluted EPS, for the 2004 first quarter. For the 2005 first quarter, annualized returns on average equity, average tangible equity and average assets increased to 17.42%, 20.15% and 1.02%, respectively, from 15.05%, 17.31% and 0.95%, respectively, for the comparable 2004 period.

    First Quarter 2005 Highlights:
    * Diluted EPS: $0.57, increased $0.10, or 21%, from comparable period last year
    * Net interest margin: 2.24%, increased 10 basis points, or 5%, from comparable period last year
    * Return on average equity: 17.42%, increased 16% from comparable period last year
    * Return on average tangible equity: 20.15%, increased 16% from comparable period last year
    * Return on average assets: 1.02%, increased 7% from comparable period last year
    *   Total deposits increased $246 million, or 8% annualized
        -- Core deposits (1) increased $99 million, or 7% annualized
        -- Cost of core deposits: 44 basis points
    *   Loan portfolio increased $297 million, or 9% annualized
        -- Multifamily/Commercial Real Estate ("CRE") loan portfolios increased $110 million, or 13% annualized, and represent 27% of total loans
        -- One-to-Four Family loan portfolio increased $178 million, or 8%
           annualized
    * Securities portfolio declined $388 million, or 18% annualized
    * Borrowings declined $488 million, or 21% annualized
    * Non-performing assets declined $3.4 million to $30.1 million, or 0.13% of total assets
    * Repurchased 1.1 million common shares

    (1) Includes savings, money market, checking and Liquid CD accounts

    Commenting on the first quarter results, George L. Engelke, Jr., Chairman, President and Chief Executive Officer of Astoria, noted, "Our financial performance in the first quarter was marked by solid increases in earnings, earnings per share and related returns, reflecting our success in improving the quality of the balance sheet and earnings through robust growth of retail deposits and mortgage loans, both core businesses."

    Board Declares Quarterly Cash Dividend of $0.20 Per Share

    The Board of Directors of the Company, at their April 20, 2005 meeting, declared a quarterly cash dividend of $0.20 per common share. The dividend is payable on June 1, 2005 to shareholders of record as of May 16, 2005. This is the fortieth consecutive quarterly cash dividend declared by the Company.

    Tenth Stock Repurchase Program Continues

    During the first quarter, Astoria repurchased 1.1 million shares of its common stock at an average cost of $25.53 per share. To date, under the tenth program that commenced during the 2004 third quarter, Astoria has repurchased
6.3 million shares of the 12 million shares authorized.

    First Quarter 2005 Earnings Summary

    Net interest income for the quarter ended March 31, 2005 totaled $125.2 million, an increase of 9% from $114.5 million a year ago, primarily attributable to an increase in interest earning assets and a decline in the cost of liabilities.

    Astoria's net interest margin for the quarter ended March 31, 2005 increased ten basis points from a year ago to 2.24%, primarily due to a decline in the cost of liabilities as higher cost borrowings were repriced at lower rates. On a linked quarter basis, the net interest margin increased six basis points, due to the benefit derived from two less days of interest expense in the first quarter compared to the fourth quarter.

    Non-interest income for the quarter ended March 31, 2005 totaled $24.7 million compared to $22.1 million for the 2004 first quarter. The improvement is due to increases in customer service fees of $1.2 million and mortgage banking income, net, of $4.0 million as described below, partially offset by the absence of gains on sales of securities in the 2005 first quarter compared to gains on sales of securities of $2.4 million for the 2004 first quarter.

    The components of mortgage banking income, net, which is included in non-interest income, are detailed below:

    (Dollars in millions)                              1Q05          1Q04
    ----------------------------                     --------      --------
    Loan servicing fees                              $    1.3      $    1.5
    Amortization of MSR*                                 (1.5)         (2.0)
    MSR* valuation adjustments                            2.4          (1.3)
    Net gain on sale of loans                             0.7           0.7
    Mortgage banking income, net                     $    2.9      $   (1.1)

    *Mortgage servicing rights

    General and administrative expense ("G&A") for the quarter ended March 31, 2005 totaled $60.5 million compared to $57.0 million for the comparable 2004 period. The increase is primarily due to increased advertising expense related to, among other things, the introduction of a business deposit marketing campaign and $1.8 million of increased goodwill litigation expense associated with the commencement of the trial of the Long Island Bancorp case in January 2005, partially offset by lower compensation and benefits expense and occupancy, equipment and systems expense. G&A expenses in future quarters this year are expected to be somewhat lower due to reduced advertising and goodwill litigation expense.

    Balance Sheet Summary

    Due to the current flattening yield curve environment and lower spread availability, as previously announced, we reduced our non-core business activities during the first quarter of 2005. Total securities declined $387.6 million, or 18% annualized, to $8.3 billion at March 31, 2005 representing 36% of total assets, of which $2.2 billion, or 10% of total assets, are categorized as available-for-sale. Borrowings also declined in the first quarter by $488.4 million, or 21% annualized, to $9.0 billion at March 31, 2005 representing 39% of total assets. Total assets declined $165.4 million from December 31, 2004 to $23.3 billion at March 31, 2005 while our core lending and deposit businesses grew.

    Key balance sheet highlights, reflecting the improvement in the quality of the Company's balance sheet since December 31, 1999, follow:

    (Dollars in millions)       12/31/99     12/31/00     12/31/01     12/31/02
    ---------------------      ----------   ----------   ----------   ----------
    Assets                     $   22,700   $   22,341   $   22,672   $   21,702
    Loans                      $   10,286   $   11,422   $   12,167   $   12,059
    MBS & Other Sec            $   10,763   $    9,415   $    8,013   $    7,834
    Deposits                   $    9,555   $   10,072   $   10,904   $   11,067
    Core Deposits (1)          $    4,625   $    4,922   $    5,743   $    5,914
    Borrowings                 $   11,528   $   10,324   $    9,826   $    8,825

                                                                        Change
                                                                       12/31/99-
    (Dollars in millions)       12/31/03     12/31/04      3/31/05      3/31/05
    ---------------------      ----------   ----------   ----------   ----------
    Assets                     $   22,462   $   23,416   $   23,250          +2%
    Loans                      $   12,687   $   13,263   $   13,560         +32%
    MBS & Other Sec            $    8,448   $    8,710   $    8,322         -23%
    Deposits                   $   11,187   $   12,323   $   12,569         +32%
    Core Deposits (1)          $    5,685   $    5,475   $    5,574         +21%
    Borrowings                 $    9,632   $    9,470   $    8,981         -22%

    (1) Includes savings, money market, checking and Liquid CD accounts

    During the 2005 first quarter, the 1-4 family mortgage loan portfolio increased $177.6 million, or 8% annualized, to $9.2 billion at March 31, 2005. Loan originations and purchases totaled $726.8 million for the 2005 first quarter compared to $617.3 million in the year-ago first quarter. 77% of the 2005 first quarter production consisted of 3/1 and 5/1 hybrid adjustable rate mortgage loans.

    During the 2005 first quarter, the multifamily and CRE loan portfolio increased $110.3 million, or 13% annualized, to $3.6 billion at March 31, 2005. Originations totaled $256.6 million for the 2005 first quarter compared to $240.0 million for the comparable 2004 period. The average loan-to-value ratio of the multifamily and CRE loan portfolio continues to be less than 65%, based on current principal balance and original appraised value, and the average loan balance is less than $1 million.

    At March 31, 2005, non-performing loans declined to $29.7 million, or 0.13%, of total assets from $32.6 million, or 0.14% of total assets, at December 31, 2004. Net charge-offs for the 2005 first quarter totaled just $28,000, or an annualized rate of less than one basis point of the average total loans outstanding. The ratio of the allowance for loan losses to non- performing loans at March 31, 2005 was 279%.

    Deposits for the quarter ended March 31, 2005 increased $246.1 million, or 8% on an annualized basis, to $12.6 billion from $12.3 billion at December 31, 2004. The increase was due, in part, to an increase in core deposits resulting from the successful introduction of a Liquid CD account during the quarter. Total core deposits rose $99.2 million, or 7% annualized, to $5.6 billion at March 31, 2005. The cost of core deposits was just 44 basis points, up 8 basis points from the previous quarter.

    During the first quarter, we also continued to grow our medium-term CD deposits at a significant discount to alternative funding sources that, in addition to contributing to the management of interest rate risk, permits us to reduce our borrowing levels and continues to produce new customers from our communities, creating relationship development opportunities. During the 2005 first quarter, $1.0 billion of CDs, with an average rate of 3.10% and an average original maturity of 25 months matured and $1.1 billion of non-Liquid CDs were issued or repriced at an average rate of 3.00% and an average maturity of 20 months.

    Stockholders' equity was $1.4 billion, or 5.88% of total assets at March 31, 2005. Astoria Federal continues to maintain capital ratios in excess of regulatory requirements with core, tangible and risk-based capital ratios of 6.31%, 6.31% and 12.82%, respectively, at March 31, 2005.

    Future Outlook

    Commenting on the outlook for 2005, Mr. Engelke stated, "We continue to face a challenging operating environment as a result of rising short term interest rates and a continuing flattening of the yield curve. Accordingly, we anticipate a continued shrinkage of the balance sheet with the reduction in borrowings and securities through normal cash flow, while we continue to grow deposits and loans, all of which will continue to improve the quality of the balance sheet and earnings. This strategy should better position us to take advantage of more profitable asset growth opportunities when the yield curve steepens."

    Astoria Financial Corporation, the holding company for Astoria Federal Savings and Loan Association, with assets of $23.3 billion is the fifth largest thrift institution in the United States. Established in 1888, Astoria Federal is the largest thrift depository headquartered in New York with deposits of $12.6 billion and embraces its philosophy of Putting people first by providing the customers and local communities it serves with quality financial products and services through 86 convenient banking office locations and multiple delivery channels, including its enhanced website, http://www.astoriafederal.com. Astoria Federal commands the fourth largest deposit market share in the attractive Long Island market, which includes Brooklyn, Queens, Nassau and Suffolk counties with a population exceeding that of 39 individual states. Astoria Federal originates mortgage loans through its banking offices and loan production offices in New York, an extensive broker network in twenty-three states, primarily the East Coast and the District of Columbia, and through correspondent relationships in forty-four states and the District of Columbia.

    Earnings Conference Call April 21, 2005 at 3:30 p.m. (ET)

    The Company, as previously announced, indicated that Mr. Engelke will host an earnings conference call Thursday afternoon, April 21, 2005 at 3:30 p.m.
(ET).  The toll-free dial-in number is (800) 269-6183.

    A replay will be available on April 21, 2005 from 7:00 p.m. (ET) through April 29, 2005, 11:59 p.m. (ET). The replay number is (888) 203-1112, passcode: 3750147. The conference call will also be simultaneously webcast on the Company's website http://www.astoriafederal.com and archived for one year.

    Forward Looking Statements

    This document contains a number of forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements may be identified by the use of such words as "anticipate," "believe," "could," "estimate," "expect," "intend," "outlook," "plan," "potential," "predict," "project," "should," "will," "would" and similar terms and phrases, including references to assumptions.

    Forward-looking statements are based on various assumptions and analyses made by us in light of our management's experience and its perception of historical trends, current conditions and expected future developments, as well as other factors we believe are appropriate under the circumstances. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors (many of which are beyond our control) that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. These factors include, without limitation, the following: the timing and occurrence or non- occurrence of events may be subject to circumstances beyond our control; there may be increases in competitive pressure among financial institutions or from non-financial institutions; changes in the interest rate environment may reduce interest margins or affect the value of our investments; changes in deposit flows, loan demand or real estate values may adversely affect our business; changes in accounting principles, policies or guidelines may cause our financial condition to be perceived differently; general economic conditions, either nationally or locally in some or all of the areas in which we do business, or conditions in the securities markets or the banking industry may be less favorable than we currently anticipate; legislative or regulatory changes may adversely affect our business; applicable technological changes may be more difficult or expensive than we anticipate; success or consummation of new business initiatives may be more difficult or expensive than we anticipate; or litigation or matters before regulatory agencies, whether currently existing or commencing in the future, may delay the occurrence or non-occurrence of events longer than we anticipate. We assume no obligation to update any forward-looking statements to reflect events or circumstances after the date of this document.

ASTORIA FINANCIAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(In Thousands, Except Share Data)

                                                        At              At
                                                     March 31,     December 31,
                                                       2005            2004
                                                   ------------    ------------
ASSETS
Cash and due from banks                            $    120,110    $    138,809
Repurchase agreements                                   219,500         267,578
Mortgage-backed and other securities
 available-for-sale                                   2,241,648       2,406,883
Mortgage-backed and other securities
 held-to-maturity (fair value of
 $6,000,015 and $6,306,760, respectively)             6,080,565       6,302,936
Federal Home Loan Bank of New York
 stock, at cost                                         124,300         163,700
Loans held-for-sale, net                                 32,549          23,802
Loans receivable:
  Mortgage loans, net                                13,039,149      12,746,134
  Consumer and other loans, net                         521,327         517,145
                                                     13,560,476      13,263,279
  Allowance for loan losses                             (82,730)        (82,758)
  Total loans receivable, net                        13,477,746      13,180,521
Mortgage servicing rights, net                           18,535          16,799
Accrued interest receivable                              80,291          79,144
Premises and equipment, net                             155,402         157,107
Goodwill                                                185,151         185,151
Bank owned life insurance                               378,894         374,719
Other assets                                            135,732         118,720

TOTAL ASSETS                                       $ 23,250,423    $ 23,415,869

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
  Deposits                                         $ 12,569,369    $ 12,323,257
  Reverse repurchase agreements                       7,580,000       7,080,000
  Federal Home Loan Bank of New York
   advances                                             944,000       1,934,000
  Other borrowings, net                                 457,441         455,835
  Mortgage escrow funds                                 168,991         122,088
  Accrued expenses and other
   liabilities                                          164,120         130,925

TOTAL LIABILITIES                                    21,883,921      22,046,105

Stockholders' equity:
  Preferred stock, $1.00 par value;
   5,000,000 shares authorized:
   Series A (1,800,000 shares
   authorized and - 0 - shares issued
   and outstanding)                                           -               -
    Series B (2,000,000 shares
     authorized and - 0 - shares
     issued and outstanding)                                  -               -
  Common stock, $.01 par value;
   (200,000,000 shares authorized;
    166,494,888 shares issued; and
    109,465,965 and 110,304,669 shares
    outstanding, respectively)                            1,665           1,665
  Additional paid-in capital                            815,153         811,777
  Retained earnings                                   1,661,275       1,623,571
  Treasury stock (57,028,923 and
   56,190,219 shares, at cost,
   respectively)                                     (1,037,160)     (1,013,726)
  Accumulated other comprehensive
   loss                                                 (49,897)        (28,592)
  Unallocated common stock held by
   ESOP (6,696,140 and 6,802,146
    shares, respectively)                               (24,534)        (24,931)

TOTAL STOCKHOLDERS' EQUITY                            1,366,502       1,369,764

TOTAL LIABILITIES AND STOCKHOLDERS'
 EQUITY                                            $ 23,250,423    $ 23,415,869

ASTORIA FINANCIAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME
(In Thousands, Except Share Data)

                                                    For the Three Months Ended
                                                             March 31,
                                                   ----------------------------
                                                       2005            2004
                                                   ------------    ------------
Interest income:
   Mortgage loans:
      One-to-four family                           $    111,582    $    111,350
      Multi-family, commercial real
       estate and construction                           58,196          53,631
   Consumer and other loans                               6,781           4,890
   Mortgage-backed and other
    securities                                           93,922          90,131
   Federal funds sold and repurchase
    agreements                                            1,449             154
   Federal Home Loan Bank of New York
    stock                                                 1,173             938
Total interest income                                   273,103         261,094
Interest expense:
   Deposits                                              64,960          54,230
   Borrowed funds                                        82,930          92,351
Total interest expense                                  147,890         146,581

Net interest income                                     125,213         114,513
Provision for loan losses                                     -               -
Net interest income after provision
 for loan losses                                        125,213         114,513
Non-interest income:
   Customer service fees                                 14,946          13,749
   Other loan fees                                        1,164           1,262
   Net gain on sales of securities                            -           2,372
   Mortgage banking income (loss),
    net                                                   2,946          (1,118)
   Income from bank owned life
    insurance                                             4,175           4,450
   Other                                                  1,511           1,424
Total non-interest income                                24,742          22,139
Non-interest expense:
   General and administrative:
      Compensation and benefits                          30,790          31,464
      Occupancy, equipment and
       systems                                           16,025          16,717
      Federal deposit insurance
       premiums                                             448             449
      Advertising                                         3,905           1,709
      Other                                               9,344           6,704
Total non-interest expense                               60,512          57,043

Income before income tax expense                         89,443          79,609
Income tax expense                                       29,964          26,196

Net income                                         $     59,479    $     53,413

Basic earnings per common share                    $       0.58    $       0.48

Diluted earnings per common share                  $       0.57    $       0.47

Basic weighted average common shares                103,160,491     110,874,674
Diluted weighted average common and
 common equivalent shares                           104,957,469     113,014,577

ASTORIA FINANCIAL CORPORATION AND SUBSIDIARIES

SELECTED FINANCIAL RATIOS AND OTHER DATA

                                                     At or For the
                                                   Three Months Ended
                                                       March 31,
                                                 2005            2004

Selected Returns and Financial Ratios
 (annualized)
  Return on average stockholders'
   equity                                                 17.42%          15.05%
  Return on average tangible
   stockholders' equity (1)                               20.15           17.31
  Return on average assets                                 1.02            0.95
  General and administrative expense
   to average assets                                       1.03            1.02
  Efficiency ratio (2)                                    40.35           41.74
  Net interest rate spread (3)                             2.16            2.05
  Net interest margin (4)                                  2.24            2.14

Asset Quality Data (dollars in thousands)
  Non-performing loans/total loans                         0.22%           0.19%
  Non-performing loans/total assets                        0.13            0.11
  Non-performing assets/total assets                       0.13            0.12
  Allowance for loan losses/
   non-performing loans                                  278.74          337.27
  Allowance for loan losses/
   non-accrual loans                                     301.21          342.79
  Allowance for loan losses/total
   loans                                                   0.61            0.65
  Net charge-offs to average loans
   outstanding (annualized)                                0.00            0.00

  Non-performing assets                            $     30,132    $     26,470
  Non-performing loans                                   29,680          24,599
  Loans 90 days past maturity but
   still accruing interest                                2,214             396
  Non-accrual loans                                      27,466          24,203
  Net charge-offs                                            28             155

Capital Ratios (Astoria Federal)
  Tangible                                                 6.31%           7.19%
  Core                                                     6.31            7.19
  Risk-based                                              12.82           14.98

Other Data
  Cash dividends paid per common
   share                                           $       0.20    $       0.16
  Dividend payout ratio                                   35.09%          34.04%
  Book value per common share (5)                  $      13.30    $      13.07
  Tangible book value per common
   share (6)                                              11.50           11.39
  Average equity/average assets                            5.83%           6.33%
  Mortgage loans serviced for others
   (in thousands)                                  $  1,644,742    $  1,821,561
  Full time equivalent employees                          1,863           1,951

(1) Average tangible stockholders' equity represents average stockholders' equity less average goodwill.
(2) The efficiency ratio represents general and administrative expense divided by the sum of net interest income plus non-interest income.
(3) Net interest rate spread represents the difference between the average yield on average interest-earning assets and the average cost of average interest-bearing liabilities.
(4) Net interest margin represents net interest income divided by average interest-earning assets.
(5) Book value per common share represents common stockholders' equity divided by outstanding common shares, excluding unallocated Employee Stock Ownership Plan, or ESOP, shares.
(6) Tangible book value per common share represents common stockholders' equity less goodwill divided by outstanding common shares, excluding unallocated ESOP shares.

ASTORIA FINANCIAL CORPORATION AND SUBSIDIARIES

AVERAGE BALANCE SHEETS
(Dollars in Thousands)

                                      For the Three Months Ended March 31, 2005
                                     -------------------------------------------
                                                                       Average
                                                                       Yield/
                                        Average                         Cost
                                        Balance       Interest      (Annualized)
                                     ------------   ------------    ------------
Assets:
  Interest-earning assets:
     Mortgage loans (1):
        One-to-four family           $  9,270,153   $    111,582            4.81%
        Multi-family, commercial
         real
           estate and construction      3,680,918         58,196            6.32
     Consumer and other loans (1)         522,515          6,781            5.19
     Total loans                       13,473,586        176,559            5.24
     Mortgage-backed and other
      securities (2)                    8,524,571         93,922            4.41
     Federal funds sold and
        repurchase agreements             243,598          1,449            2.38
     Federal Home Loan Bank stock         142,347          1,173            3.30
  Total interest-earning assets        22,384,102        273,103            4.88
  Goodwill                                185,151
  Other non-interest-earning
   assets                                 863,209
Total assets                         $ 23,432,462

Liabilities and stockholders'
 equity:
  Interest-bearing liabilities:
     Savings                         $  2,870,120          2,842            0.40
     Money market                         915,147          1,922            0.84
     NOW and demand deposit             1,560,087            230            0.06
     Liquid certificates of
      deposit                             176,275          1,073            2.43
     Certificates of deposit            6,933,248         58,893            3.40
     Total deposits                    12,454,877         64,960            2.09
     Borrowed funds                     9,279,580         82,930            3.57
  Total interest-bearing
   liabilities                         21,734,457        147,890            2.72
  Non-interest-bearing liabilities        331,872
Total liabilities                      22,066,329
Stockholders' equity                    1,366,133
Total liabilities and
 stockholders' equity                $ 23,432,462

Net interest income/net interest
  rate spread                                       $    125,213            2.16%
Net interest-earning assets/net
  interest margin                    $    649,645                           2.24%
Ratio of interest-earning assets
  to interest-bearing liabilities            1.03x

                                      For the Three Months Ended March 31, 2004
                                     -------------------------------------------
                                                                       Average
                                                                       Yield/
                                        Average                         Cost
                                        Balance       Interest      (Annualized)
                                     ------------   ------------    ------------
Assets:
  Interest-earning assets:
     Mortgage loans (1):
        One-to-four family           $  9,041,043   $    111,350            4.93%
        Multi-family, commercial
         real estate and
         construction                   3,253,227         53,631            6.59
     Consumer and other loans (1)         450,098          4,890            4.35
     Total loans                       12,744,368        169,871            5.33
     Mortgage-backed and other
      securities (2)                    8,365,022         90,131            4.31
     Federal funds sold and
      repurchase agreements                64,895            154            0.95
     Federal Home Loan Bank stock         227,810            938            1.65
  Total interest-earning assets        21,402,095        261,094            4.88
  Goodwill                                185,151
  Other non-interest-earning
   assets                                 854,561
Total assets                         $ 22,441,807

Liabilities and stockholders'
 equity:
  Interest-bearing liabilities:
     Savings                         $  2,960,199          2,945            0.40
     Money market                       1,188,176          1,608            0.54
     NOW and demand deposit             1,466,733            221            0.06
     Liquid certificates of
      deposit                                   -              -               -
     Certificates of deposit            5,644,019         49,456            3.51
     Total deposits                    11,259,127         54,230            1.93
     Borrowed funds                     9,472,213         92,351            3.90
  Total interest-bearing
   liabilities                         20,731,340        146,581            2.83
  Non-interest-bearing liabilities        290,865
Total liabilities                      21,022,205
Stockholders' equity                    1,419,602
Total liabilities and
 stockholders' equity                $ 22,441,807

Net interest income/net interest
  rate spread                                       $    114,513            2.05%
Net interest-earning assets/net
  interest margin                    $    670,755                           2.14%
Ratio of interest-earning assets
  to interest-bearing liabilities            1.03x

(1) Mortgage and consumer and other loans include loans held-for-sale and non-performing loans and exclude the allowance for loan losses.
(2)  Securities available-for-sale are reported at average amortized cost.

SOURCE  Astoria Financial Corporation
    -0-                             04/21/2005
    /CONTACT:  Peter J. Cunningham, First Vice President, Investor Relations,
+1-516-327-7877, ir@astoriafederal.com   /
    /Company News On-Call:  http://www.prnewswire.com/comp/104529.html /
    /Web site:  http://ir.astoriafederal.com
                http://www.astoriafederal.com /
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